UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Friday, May 28, 2010 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the seven nominees named in the proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 1, 2010, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

April 16, 2010

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 16, 2010

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Friday, May 28, 2010, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on April 1, 2010 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 177,409,673 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 28, 2010

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the seven nominees named in the proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Board recommends that you vote FOR the proposals listed above.

On or about April 16, 2010, the Company mailed to its stockholders of record as of April 1, 2010 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on April 16, 2010, the Company began mailing printed copies of these proxy materials to stockholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing a proxy on the Internet at the address listed on the proxy card or notice.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals and Board Candidates” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, seven of whom are independent directors. Each director is elected annually for a one-year term. The terms of all classes of directors expire at the 2010 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election other than Mr. O’Reilly who is retiring from the Board consistent with the Company’s policy, effective upon the conclusion of the 2010 Annual Meeting of Shareholders. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2011 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board of each of Messrs. Bagley, Bradley, Carnesale, Gillis, Tufano and Vallee and Ms. Wolpert.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which he or she serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
James W. Bagley	1996

Mr. Bagley, 71, has served as Executive Chairman of the Board of Directors of Lam Research Corporation since June 2005 and previously, from September 1998 to June 2005, served as Chief Executive Officer and Chairman of the Board of Directors and, from August 1997 until September 1998, served as Chief Executive Officer and director. He served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1993, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Since 1997, Mr. Bagley has served as a director of Micron Technology, Inc.

Mr. Bagley contributes valuable executive experience within the semiconductor equipment industry and widespread knowledge of the issues confronting complex global technology and manufacturing companies.

Michael A. Bradley	2004

Mr. Bradley, 61, has served as a director since April 2004 and as Chief Executive Officer since May 2004 and as President since May 2003. He served as President of Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001. Including service with the predecessor company, Mykrolis Corporation, Mr. Bradley has served as a director of Entegris, Inc. since 2001.

Mr. Bradley contributes valuable executive experience from his 31 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Albert Carnesale	1993

Mr. Carnesale, 73, has served as Chancellor Emeritus and Professor of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1995. From August 2005 to April 2009, Mr. Carnesale served as a director of Westwood One, Inc., and since June 2009, Mr. Carnesale has served as a director of Nano Pacific Holdings, Inc. He was recently appointed to the U.S. Department of Energy’s Blue Ribbon Commission on America’s Nuclear Future.

Mr. Carnesale contributes a very broad business perspective as well as extensive domestic and foreign public policy expertise.

Name	Year Became Director	Background and Qualifications
Edwin J. Gillis	2006

Mr. Gillis, 61, served as Senior Vice President of Administration and Integration of Symantec Corporation from July 2005 to December 2005, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005. From September 1995 to November 2002, Mr. Gillis served as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation. From 1991 to September 1995, Mr. Gillis served as the Chief Financial Officer of Lotus Development Corporation. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Since 2007, Mr. Gillis has served as a director of LogMeIn, Inc. Since November 2009, Mr. Gillis has served as a director of Sophos Plc. From 2007 to its acquisition by BMC Software in 2008, Mr. Gillis served as a director of BladeLogic, Inc. From 2006 to its acquisition by Dell Computer in 2008, Mr. Gillis served as a director of EqualLogic, Inc.

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Paul J. Tufano	2005

Mr. Tufano, 56, has served as Executive Vice President and Chief Financial Officer of Alcatel-Lucent since December 2008. Prior to that, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation (“Solectron”) from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano served as President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Prior to that time, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation (“IBM”).

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Roy A. Vallee	2000

Mr. Vallee, 57, has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998 and a director of Avnet, Inc. since 1991. From November 1992 until July 1998, he was Vice Chairman of the Board of Directors of Avnet, Inc. He also served as President and Chief Operating Officer of Avnet, Inc. from March 1992 until July 1998. Since 2003, Mr. Vallee has served as a director of Synopsys, Inc. He serves on the Federal Reserve’s 12th District Advisory Counsel and the Board of the National Association of Wholesalers.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

Name	Year Became Director	Background and Qualifications
Patricia S. Wolpert	1996

Ms. Wolpert, 60, has been the owner of Wolpert Consulting LLC since October 2003. From December 2001 until her retirement in March 2003, she served as Vice President, Sales Transformation, Americas, at IBM. From June 2000 until December 2001, Ms. Wolpert served as Vice President, Central Region, Americas, at IBM and from January 1999 until June 2000, served as Vice President Business Operations, Americas, at IBM. From January 1993 until December 1998, she served in various capacities at IBM, including General Manager System Sales, Latin America; Executive Assistant to the Chairman’s Office; General Manager, Northeast Area; Vice President of Operations, Northeast Area; and General Manager, Northern New England. In January 2007, Ms. Wolpert began serving as the independent Chair of the Board. Since 2006, Ms. Wolpert has served as a director of Lam Research Corporation.

Ms. Wolpert contributes valuable executive experience within the worldwide technology industry as well as extensive knowledge in sales and service operations.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good corporate governance to ensure that it is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Standards of Business Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Standards of Business Conduct are available on the Company’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain corporate governance. The Board reviews these practices on an ongoing basis. Teradyne’s current policies and practices include the following:

•	Independent Directors as Majority of Board and independent Board Chair;

•	All Directors Elected Annually for One-Year Term with Majority Voting for Uncontested Board Elections;

•	Policy that “Poison Pill” Requires Shareholder Approval;

•	Recoupment of Incentive Compensation from Executives for Fraud Resulting in Financial Restatement;

•	Director and Executive Officer Stock Ownership Guidelines;

•	Annual Board and Committee Self-Assessment; and

•	Review by Nominating and Corporate Governance Committee of Director’s Change in Position.

Board Nomination Policies and Procedures

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understand Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees, excluding directors serving on Teradyne’s Board on January 28, 1997, shall be 72 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the board membership criteria described above.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The Board does not assign specific weights to particular criteria for prospective nominees. Teradyne believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals and Board Candidates.”

Director Independence

Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC and NYSE rules, meet the standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The standards for determining independence are available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: James W. Bagley, Albert Carnesale, Edwin J. Gillis, Vincent O’Reilly, Paul J. Tufano, Roy A. Vallee and Patricia S. Wolpert. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Mr. Bagley’s position as a director of Micron Technology, Inc., one of Teradyne’s customers and suppliers; Mr. Tufano’s position as Executive Vice President and Chief Financial Officer of Alcatel-Lucent, one of Teradyne’s customers; and Mr. Vallee’s position as Chairman of the Board and Chief Executive Officer of Avnet, Inc., one of Teradyne’s customers and suppliers, and his position as a director of Synopsys, Inc., one of Teradyne’s customers. The Board has determined that Mr. Bradley is not independent because he is Teradyne’s Chief Executive Officer and President.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s standards.

The Board and its standing committees periodically hold meetings of only the independent directors of the Board or committee, as applicable, without management present.

Board Leadership Structure

Since January 2007, Patricia Wolpert has served as an independent Chair of the Board separating the roles of Chief Executive Officer and Chair. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

Code of Ethics

The Standards of Business Conduct and Ethics is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Standards of Business Conduct and Ethics is available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Standards of Business Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Standards of Business Conduct and Ethics granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board or committee various risks confronting the Company, including operational, legal, market and competitive risks.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” the Chief Financial Officer notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports the results of these inquiries to the Audit Committee.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2009 Annual Meeting of Shareholders held on May 28, 2009, except for Albert Carnesale and Paul Tufano, who could not attend.

Board Meetings

The Board met seven times and took action by unanimous written consent twice during the year ended December 31, 2009. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after four of the regularly scheduled meetings during 2009. The Chair of the Board presides over all Board meetings and each executive session. During 2009, each director attended at least 75% of the total number of meetings of the Board and committee meetings. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business and also lists some of the duties of the independent Chair.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the New York Stock

Exchange, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley	Albert Carnesale	Albert Carnesale*
Edwin J. Gillis*	Roy A. Vallee*	Roy A. Vallee
Vincent M. O’Reilly	Patricia S. Wolpert	Patricia S. Wolpert
Paul J. Tufano

*	Committee Chair

Audit Committee

The Audit Committee has four members, all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	performance of the internal audit function;

•	compliance with legal and regulatory requirements; and

•	appointment and activities of the independent registered public accounting firm.

The Audit Committee met twelve times during 2009. The responsibilities of the Audit Committee and its activities during 2009 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of Teradyne’s compensation plans and policies;

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate;

•	review and recommend to the Board each year the compensation for non-employee directors and committee members;

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of outside advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met five times and took action by written consent once during 2009.

In 2009, the Compensation Committee retained Compensia, Inc. (“Compensia”), an independent executive compensation advisor, to perform a review of Teradyne’s executive and Board compensation policies and practices, including: (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a Tally sheet analysis for executive officers. Compensia has provided no other services to the Compensation Committee or Teradyne.

The Compensation Committee also uses proprietary compensation surveys prepared by Pearl Meyer & Partners and the Radford Executive Survey, a technology company executive compensation survey.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are affiliated.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2009.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2009, the non-employee directors were compensated at the rate of $65,000 per year and the Board Chair was compensated at the rate of $180,000 per year. The chairs of the Compensation Committee and Nominating and Corporate Governance Committee each received an additional $7,500 per year. The Chair of the Audit Committee received an additional $12,500 per year.

Due to deteriorating business conditions, the non-employee directors initiated a temporary 10% reduction in their annual cash retainer effective January 1, 2009. Subsequently, the non-employee directors approved further temporary reductions ultimately reaching a level of 20% as of July 1, 2009. The non-employee directors eliminated the reductions and restored their annual cash retainer, effective January 1, 2010.

Equity Compensation

Each non-employee director receives an annual grant having a fair market value equal to $110,000 on the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May. Each new non-employee director is granted an award on the date first elected or appointed to the Board (other than pursuant to an election at the annual meeting of shareholders) having a fair market value equal to $110,000 prorated daily to reflect the period between the director’s date of election or appointment and the date of the next annual board grant.

In November 2008, the Board voted to change the time of the annual award from the first Monday in February in order to align the timing of the award with the annual election of directors. Accordingly, in 2009, each non-employee director received 15,428 restricted stock units having a fair market value of approximately $110,000 at the time of the grant on May 28, 2009. This annual grant vests in full on the one year anniversary of the date of grant. Due to the change in timing of the annual grant, the Board also approved in May 2009 a one-time transition grant of restricted stock units to each non-employee director for the four-month period from the beginning of February 2009 to the end of May 2009 valued at one-third of the $110,000 annual grant value. Accordingly, each non-employee director received a transition grant of 5,143 restricted stock units having a fair market value of approximately $36,671 at the time of the grant on May 28, 2009. This transition grant vests in full on the one year anniversary of the date of grant.

Director Deferral Program

The non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) an interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in the plan, he or she will receive either the cash value of the interest bearing account or shares of the common stock underlying the DSU’s within ninety (90) days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of directors with those of the shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, directors are expected to attain and maintain an investment level in stock equal to three times the annual cash retainer of a director. All of the directors other than Mr. O’Reilly, who is retiring from the Board, met the ownership guidelines as of year-end.

Director Compensation Table for 2009

The table below summarizes the compensation Teradyne paid to its non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
James W. Bagley	$54,926	$146,671	$0	$201,597
Albert Carnesale	$62,426	$146,671	$0	$209,097
Edwin J. Gillis	$67,426	$146,671	$0	$214,097
Vincent M. O’Reilly	$54,926	$146,671	$0	$201,597
Paul J. Tufano	$54,926	$146,671	$0	$201,597
Roy A. Vallee	$62,426	$146,671	$0	$209,097
Patricia S. Wolpert	$152,100	$146,671	$0	$298,771

(1)	The amounts reflect the temporary reductions in the annual cash retainers in effect during 2009.

(2)	The amounts in the “Stock Awards” column represent the grant date fair value of the 2009 RSU grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2009.

(3)	As of December 31, 2009, non-employee directors had the following vested options outstanding: Mr. Bagley 41,250, Mr. Carnesale 41,250, Mr. O’Reilly 31,250, Mr. Tufano 25,000, Mr. Vallee 41,250 and Ms. Wolpert 41,250.

Audit Committee Report

In 2010, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2009 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has received from and discussed with PricewaterhouseCoopers various communications required by the Statement on Auditing Standards No. 114, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committee Concerning Independence, regarding the independent registered accounting firm’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

James W. Bagley

Vincent M. O’Reilly

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”), as amended or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2009 and December 31, 2008.

	2009	2008
Audit Fees	$1,788,550	$2,297,900
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,500

Total:	$1,790,050	$2,299,400

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal years 2009 and 2008. These fees include the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with other statutory and regulatory filings or engagements. During 2009, these services included audit services related to the Company’s issuance of convertible debt. During 2008, these services included audit services with respect to the Company’s acquisition of Nextest Systems Corporation and of Eagle Test Systems, Inc.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In both 2009 and 2008, there were fees of $1,500 paid related to technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2009 and 2008, the Audit Committee pre-approved all audit and other services performed by PricewaterhouseCoopers.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, the Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the NYSE. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2009 through December 31, 2009, except that: (1) Ms. Casal and Mr. Hotchkiss each filed amended Form 4s on June 9, 2009 to correct the number of shares withheld to satisfy tax withholding obligations from the number reported on Form 4s filed on January 28, 2009; and (2) Mr. Vallee filed a Form 4 late on May 7, 2009 for phantom stock units acquired on January 2, 2009 and April 1, 2009 under Teradyne Inc.’s Deferral Plan for Non-Employee Directors.

OWNERSHIP OF SECURITIES

The following table sets forth as of April 1, 2010 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	165,237	*

Gregory R. Beecher	327,281	*

Michael A. Bradley(4)	950,543	*

Albert Carnesale	72,991	*

Edwin J. Gillis	73,348	*

Charles J. Gray(5)	28,438	*

Jeffrey R. Hotchkiss	179,420	*

Mark E. Jagiela	276,270	*

Vincent M. O’Reilly(6)	55,391	*

Paul J. Tufano	67,191	*

Roy A. Vallee(7)	95,709	*

Patricia S. Wolpert(8)	97,741	*

All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors)(9)	2,389,560	1.3%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of April 1, 2010, or (ii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 75,437 shares (including 24,866 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 246,875 shares; Mr. Bradley, 680,625 shares; Mr. Carnesale, 50,571 shares; Mr. Gray, 28,438 shares; Mr. Gillis, 36,950 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Hotchkiss, 118,125 shares; Mr. Jagiela, 193,875 shares; Mr. O’Reilly, 51,770 shares (including 1,199 shares issuable pursuant to the Deferral Plan); Mr. Tufano, 45,571 shares; Mr. Vallee, 78,664 shares (including 28,093 shares issuable pursuant to the Deferral Plan of which 7,027 shares should have been reported in but were inadvertently omitted from the beneficial ownership table in the 2009 proxy); Ms. Wolpert, 50,571 shares; all directors and executive officers as a group, 1,657,472 shares (including 70,537 shares issuable pursuant to the Deferral Plan).
(3)	Includes 89,800 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife.
(4)	Includes 200,257 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	Effective April 6, 2009, Mr. Gray, was hired as Vice President and General Counsel of Teradyne and is a named executive officer for the fiscal year ended December 31, 2009.
(6)	Mr. O’Reilly is retiring from the Board consistent with Teradyne’s policy effective upon the conclusion of the 2010 Annual Meeting of Shareholders.
(7)	Includes 17,045 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(8)	Includes 3,000 shares of common stock held by Ms. Wolpert’s husband.

(9)	The group is comprised of Teradyne’s executive officers and directors on April 1, 2010. Includes (i) an aggregate of 1,586,935 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of April 1, 2010 granted under the stock plans and (ii) an aggregate of 70,537 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2009, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	25,870,786	14.79%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	13,349,809	7.63%

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,208,861	5.26%

(1)	As set forth in Amendment No. 12 to a Schedule 13G, filed on February 16, 2010, FMR LLC had, as of December 31, 2009, sole dispositive power with respect to all of the shares and sole voting power with respect to 94,037 shares. Fidelity Management and Research Company and Pyramis Global Advisors Trust Company, each a wholly owned subsidiary of FMR LLC, are the beneficial owners of 25,776,749 shares and 94,037 shares, respectively.
(2)	As set forth in a Schedule 13G, filed on January 29, 2010, BlackRock, Inc. had, as of December 31, 2009, sole dispositive power and sole voting power with respect to all of the shares.
(3)	As set forth in a Schedule 13G, filed on February 8, 2010, The Vanguard Group, Inc. had, as of December 31, 2009, sole dispositive power with respect to 8,958,916 shares, shared dispositive power with respect to 249,945 shares and sole voting power with respect to 279,445 shares.
(4)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Program

The objectives of the executive compensation program are to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

Teradyne fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of performance targets that are important to the Company and its shareholders.

In setting compensation levels for executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, market and peer data, retirement benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the Board’s independent directors all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s independent executive compensation consultant and members of the human resources department provide it with market and peer information for benchmarking purposes. The executive officers do not recommend or determine any element or component of their own pay package or their total compensation amount.

Benchmarking

To assure its compensation is competitive, Teradyne makes extensive use of benchmarking for its worldwide employee programs and its executive officer compensation. This benchmarking includes data gathered from surveys, compensation consultants and public filings. For 2009, the Compensation Committee used a peer group that consisted of capital equipment companies primarily associated with the semiconductor industry. The 2009 peer group consisted of the following 13 companies:

Agilent	LTX-Credence
Applied Materials	MKS Instruments
Brooks Automation, Inc.	Novellus
Cymer	Varian Semiconductor
Entegris	VEECO Instruments
KLA-Tencor	Verigy
Lam Research

For assistance in determining 2010 compensation, the Compensation Committee engaged an independent compensation consulting firm, Compensia, to develop benchmark comparisons of the peer companies as well as analyze executive pay packages and contracts and understand the impact of the Company’s financial measures on the pay package. Compensia recommended to the Compensation Committee a revised peer group to better reflect organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and to provide a larger sample size for benchmark comparisons.

Compensia proposed, and the Compensation Committee reviewed and approved, a peer group for 2010 that included the 21 companies listed below:

Atmel	National Semiconductor
Ciena	Novellus
Fairchild Semiconductor	Plantronics
FEI	Polycom
Intermec	Tellabs
Itron	Trimble Navigation
JDS Uniphase	Varian Semiconductor
KLA-Tencor	Verifone Holdings
Lam Research	Verigy
Loral Space & Communications	Zebra Technologies
National Instruments

As set forth in the table below, Teradyne is aligned to median revenues and median market capitalization in the 2010 benchmark group.

	Latest Reported Full Fiscal Year Revenue as of 12/21/09 (in millions)	Market Capitalization on 12/21/09 (in millions)
Median	$1,011	$2,021
Teradyne	1,107	1,843

Among the twenty-one companies in the benchmark group and Teradyne, Teradyne ranks 10th of 22 (56th percentile) in revenue and 12th of 22 (47th percentile) in market capitalization.

Compensia augmented the peer group benchmarking by also using the Radford Executive Survey, a national executive compensation survey. From this survey, Compensia used reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $500 million and $2 billion in revenue with a median of $900 million.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officer’s cash compensation with the Company’s annual performance objectives and motivates executive officers to achieve Teradyne’s financial and operating goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that target compensation for each individual should be competitive with compensation of individuals holding similar roles and responsibilities within the peer companies and survey data used for benchmarking. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance and the role and responsibilities of the executive.

The Compensation Committee sets performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 60% to 75% of base salary. The target for Messrs. Beecher, Hotchkiss, Jagiela is set at 75% and the target for Mr. Gray is set at 60%. The Board sets the level of the Chief Executive Officer’s performance-based variable cash compensation at 100% consistent with industry practice.

In January, the Compensation Committee also establishes the specific formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are determined by division and are based on: 1) a formula for non-GAAP profit before interest and taxes or PBIT1; and 2) measurable operating and financial goals which can increase or decrease the payout. The performance-based compensation for the named executive officers is based on an averaging formula of the performance of all of the Company’s divisions rather than by the performance of any one division.

Following the close of each fiscal year, the variable cash pay-out is calculated and presented to the Compensation Committee for review. Based on their conclusions regarding the performance of the divisions, the Compensation Committee then determines the variable cash compensation for the named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual performance, and attract and retain talented individuals. Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to executive officers are based upon each officer’s relative contribution, performance, and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive.

At the beginning of each year, the Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity grant budget, including the total projected expense to be incurred as a result of the equity awards, the burn rate and benchmark data from the peer group. The independent directors determine the award type and level for the Chief Executive Officer and the Committee determines the award type and level for all other executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Committee.

Since 2006, grants to executive officers have been made in January in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these grants is determined using the closing price on the date of the equity grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. In January 2009, the Company amended the 401k Plan to eliminate a fixed formula Company matching program and

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits.

provide for a variable discretionary match to be determined by management each year. In 2009, in response to the economic downturn and the Company’s cash management goals, Teradyne reduced its employer contribution to matching $1 for every $1 contributed by the employee to the Company’s 401k Plan and the Supplemental Savings Plan (defined below) (a) from up to 5% to up to 2% of the employee’s compensation for employees not accruing benefits in the Retirement Plan or SERP (both defined below), and (b) from up to 3% to no match for employees continuing to accrue benefits in the Retirement Plan. In 2009, the Company performed a detailed market analysis on employer matching contributions under a 401k Plan. Based on the analysis, for 2010, the Company will match $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan up to 4% of the employee’s compensation for employees not accruing benefits in the Retirement Plan, and no match for employees continuing to accrue benefits in the Retirement Plan or SERP.

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive the higher employer match in the 401k Plan. Employees who continued in the separate Retirement Plan received no 401k employer match for 2009 and will not receive a match going forward. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a Supplemental Executive Retirement Plan (“SERP”) for certain senior employees in order to maintain benefit levels similar to those for all other employees. For additional information, see the “Pension Benefits Table.” The Chief Executive Officer is the only executive officer earning benefits under the SERP.

The Committee considers the expense of the executives’ retirement benefits in determining their overall compensation.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer consistent with those offered by peer companies. The Board also has approved an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be consistent with those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time.

Other Benefits

In order to attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

In order to offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year. The purchase price is an amount equal to the lower of (a) 85% of the fair market value of the common stock on the first business day of the payment period or (b) 85% of the fair market value of the common stock on the last business day of the payment period. Each payment period is a six month period beginning in January or July and ending in June or December, respectively. Over 60% of U.S. employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s pre-tax profit to all eligible employees including executive officers. Plan payments are distributed as a consistent percentage of pay for all participants twice per year.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the later of the date upon which the individual becomes subject to the guidelines and August 31, 2008. Until this ownership guideline is met, officers are expected to retain at least 50% of the shares issued pursuant to an equity award, after taxes. During the year, the executive officers complied with the stock ownership guidelines, but at year end, due to the lower stock price, all executive officers other than the Chief Executive Officer were under the guideline ownership targets.

Recoupment Policy

A recoupment policy is applicable to all executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable compensation, cash payments and performance-based equity awards.

Impact of Accounting and Tax Treatment on Executive Pay

In general, under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan in order to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to $3 million, allowing compliant cash awards made under the plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code.

The Company’s non-qualified, deferred plans were amended in November 2008 to comply with Section 409A of the Code.

2009 Executive Compensation

2009 Target Cash Compensation

In January 2009, the Compensation Committee reviewed benchmark data for the named executive officers’ cash compensation. This review included an analysis of target cash compensation for the 2009 peer companies named above, as well as an analysis based on the Radford Executive Survey. This data showed peer company target cash levels had not changed significantly and that the current target cash compensation levels for Teradyne’s named executive officers were competitive within the peer group. Based on its annual review, the Committee approved 2009 target cash compensation at the same levels as 2008 and 2007 target cash compensation for each named executive officer: Mr. Beecher ($630,000), Mr. Jagiela ($610,000) and Mr. Hotchkiss ($525,000). The Committee set performance-based variable cash compensation, at target, at 75% of annual base salary for Messrs. Beecher, Jagiela and Hotchkiss. In January 2009, the Compensation Committee also performed its annual evaluation of the Chief Executive Officer’s performance for the prior year and discussed that evaluation with the Board. The independent members of the Board, upon the recommendation of the Committee, concluded that Mr. Bradley’s 2009 target cash compensation would remain at the same level as it had been in 2007 and 2008. Mr. Bradley’s annual base salary remained at $625,000 and his performance-based variable cash compensation at target remained at 100%, resulting in 2009 target cash compensation of $1,250,000.

Mr. Gray joined the Company in April 2009 at which time the Committee set his target cash compensation at $432,000 with a performance-based variable cash compensation target of 60% of annual base salary.

In response to the adverse global economic conditions and weakening economic forecasts, management instituted temporary reductions in the base salaries for the named executive officers. Commencing October 1, 2008, and continuing into 2009, Teradyne implemented a series of successively greater base salary reductions reaching a maximum of 20% as of May 2009 for all named executive officers. Following improvement in economic conditions and the Company’s business, management partially rolled back the reductions effective August 2009 and fully reinstated base salaries effective October 2009.

In 2009, the Compensation Committee continued to use profitability and other quantifiable objectives as the basis for variable cash compensation. The 2009 actual variable cash compensation payment for the named executive officers determined by the Committee was based on two factors:

1)	an 11% target for non-GAAP PBIT measured as a percentage of revenue; and

2)	performance against key operating, financial and cash management goals by each business division.

The Compensation Committee selected the PBIT target based on what they determined to be appropriate profit margins in the Company’s industry.

Teradyne is not disclosing the specific performance targets for some of the key operating and financial goals because they represent confidential commercially sensitive information that Teradyne does not disclose to the public and it believes if disclosed would cause competitive harm. Goals such as product development, on time performance, market share, new product introductions, and margin goals for new and existing products are inherently competitive and if disclosed provide valuable insight into specific customers, markets, and areas where Teradyne is focusing. Goals, such as those whose focus is to improve competitive positioning, are naturally challenging due to the strong competition within the markets in which the Company operates.

Disclosure of performance targets would cause competitive harm because targets may carry over from one year to the next thereby showing competitors and potential competitors where Teradyne is likely to focus its engineering, marketing and sales efforts for the current and/or future years. For example, the technical considerations and potential engineering difficulties in developing and releasing complex new products make these goals especially difficult to achieve within a fixed time frame.

The Compensation Committee has determined that the variable cash compensation targets are difficult to achieve because they are heavily contingent upon technological innovations, customer acceptance, customer demand and the actions of competitors, all of which are difficult to anticipate. The latest three- and five-year moving average variable cash compensation payouts have been 51% and 72%, respectively, of the target amount.

In January 2010, the Compensation Committee reviewed the Company’s performance against its 2009 performance-based variable cash compensation targets. The divisions’ performances varied from 13% of target to 147% of target. As an example, the Semiconductor Test Division, which historically accounts for approximately 65-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executives, failed to meet its operating profit target which negatively impacted the variable compensation calculation, but achieved its cash management goals which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying an averaging formula of the performance of all divisions.

On this basis, the Compensation Committee, and independent directors for the Chief Executive Officer, approved a 39% payout of target variable cash compensation for each named executive officer for 2009 which, due to the different variable compensation factors for each executive, contributed to actual total cash compensation ranging between 31% and 37% below target, depending on the named executive officer. The payout amounts of 2009 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2009 Equity Award

In January 2009, the Compensation Committee, and the independent directors for the Chief Executive Officer, approved equity grants for the named executive officers consisting of time-based RSUs and stock options. The Compensation Committee incorporated stock options into the equity mix for 2009 and reduced time-based RSUs from approximately 60% of the target equity value to 50%, an amount equal to the stock option component and consistent with peer company trends.

In determining the specific number of restricted stock units and shares underlying the stock options granted to the named executive officers, the Compensation Committee considered the total value of the equity awards in order to assess the financial impact of the grants on the Company and to confirm that the value was within an acceptable range as compared with the anticipated value of awards granted by the peer companies to similarly situated executives. The value was estimated using the same methodology used for financial accounting. Teradyne relied primarily on peer company grant information from 2007, 2008 and, to the extent available, 2009 for establishing the market competitiveness of the 2009 equity grants. The grants for the named executive officers were competitive to the median for equity grants of the 2009 peer group companies.

Mr. Gray received an initial equity grant when he was hired in April 2009, based on the 2009 peer group data and consistent with the equity grant awards received by the other executives for 2009.

2010 Executive Compensation

In January 2010, the Compensation Committee reviewed the performance of the named executive officers during 2009 and conducted its annual assessment of executive compensation. The Compensation Committee concluded that the Company had:

•	effectively reduced its fixed costs;

•	successfully integrated the Nextest and Eagle Test businesses acquired in 2008; and

•	successfully entered into two new markets, the high speed memory test and hard disk drive test markets.

As a result, the Company achieved quarterly profitability well before its competitors and positioned itself to deliver significant operating leverage as revenues increase.

In addition to the Company’s performance during 2009, the Compensation Committee considered benchmark data from the 2010 peer group provided by the independent compensation consultant, Compensia, in setting executive compensation for 2010.

2010 Target Cash Compensation

To align cash compensation with the 2010 peer group data, the Compensation Committee, and the independent directors for the Chief Executive Officer, approved modest increases in the 2010 base salaries and target cash compensation for certain of the named executive officers. The 2009 and 2010 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2009	2010	2009	2010
Michael A. Bradley	$625,000	$644,000	$1,250,000	$1,288,000
Gregory R. Beecher	360,000	370,000	630,000	647,500
Mark E. Jagiela	348,571	360,000	610,000	630,000
Jeffrey R. Hotchkiss	300,000	300,000	525,000	525,000
Charles J. Gray	270,000	300,000	432,000	480,000

Based on available peer company data, the 2010 base and total cash compensation for the named executive officers is competitive with the 2010 peer companies.

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation in 2010 as in the last four years. In addition, the Compensation Committee increased the potential payout under the PBIT metric, for 2010 only, by 20% from 2009 to incentivize management and employees to continue the Company’s leading profitability performance versus its competitors. Performance against the 2010 operating and financial goals may increase or decrease the variable cash compensation payout by up to 60%. The maximum variable cash compensation payout for the named executive officers is 200% of the target amount.

Following the Compensation Committee’s and independent directors’ assessment of Company performance and its determination of the payouts for 2010, Teradyne will include the 2010 actual variable cash compensation payout in its proxy statement to be filed in 2011.

2010 Equity Award

In January 2010, the Compensation Committee, and the independent directors for the Chief Executive Officer, approved the 2010 equity awards for the named executive officers. Based on Compensia’s analysis, the Compensation Committee and independent directors retained time-based RSUs and stock options for the 2010 equity grant but added performance-based RSUs in the equity mix. The reasons for the change were two fold: (i) to align with industry and peer group trends; and (ii) to increase the proportion of equity compensation tied to long- and short-term performance. For 2010, performance-based equity (performance-based RSUs and options) was increased to 60% from 50% of the total mix of equity. The performance targets for the performance-based RSUs are the same as the 2010 variable cash compensation targets. The final number of performance-based RSUs awarded will be determined by the Compensation Committee and the Board near the one-year anniversary of the grant date.

In order to maintain a competitive equity compensation level relative to the 2010 peer companies, the 2010 equity grant values at target for named executive officers increased an average of 6.5% from the 2009 equity grant values at target. Mr. Bradley’s 2010 equity award was increased by 6.9%, and, the awards for Messrs. Beecher, Gray, Hotchkiss and Jagiela were increased 6.5%, 7.6%, 4% and 6.5%, respectively. According to Compensia’s analysis, total potential equity ownership for Teradyne’s executives is competitive with the 2010 peer group.

The 2010 equity grant was split 40% to time-based RSUs, 30% to performance-based RSUs and 30% to non-qualified stock options. The specific number of RSUs and options were then calculated based upon the closing price of the Company’s stock on the grant date for RSUs and the Black-Scholes grant date fair value calculation for options. The table below sets forth the grant date equity values of the 2010 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs	Value of Stock Options	Total Equity Value
Michael A. Bradley	81,371	61,028	139,024	$760,005	$570,002	$569,998	$1,900,005
Gregory R. Beecher	36,403	27,302	62,195	$340,004	$255,001	$255,000	$850,005
Mark E. Jagiela	36,403	27,302	62,195	$340,004	$255,001	$255,000	$850,005
Jeffrey R. Hotchkiss	19,272	14,454	32,926	$180,000	$135,000	$134,997	$449,997
Charles J. Gray	18,844	14,133	32,195	$176,003	$132,002	$132,000	$440,005

The grant date for the 2010 equity grants approved by the Compensation Committee was January 29, 2010. The values of the grants were determined based on the closing price of Teradyne’s stock on that grant date. The 2010 time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary (1)		Bonus (2)		Stock Awards (3)		Option Awards (4)		Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)		All Other Compensation (7)		Total
Michael A. Bradley	2009		$547,396		$15,005		$889,850		$883,375		$243,750		$942,025		$15,553		$3,536,954
President & CEO	2008		$609,375		$18,475		$2,139,096		$—		$281,250		$820,172		$38,237		$3,906,605
	2007		$625,000		$37,613		$1,795,013		$—		$462,500		$284,603		$57,199		$3,261,928

Gregory R. Beecher	2009		$321,300		$7,563		$399,230		$396,325		$105,300		$—		$8,702		$1,238,420
VP, CFO & Treasurer	2008		$355,500		$9,311		$805,458		$—		$121,500		$—		$32,506		$1,324,275
	2007		$360,000		$18,957		$670,019		$—		$199,800		$—		$39,640		$1,288,416

Mark E. Jagiela	2009		$311,100		$7,323		$399,230		$396,325		$101,957		$14,937		$6,464		$1,237,336
President, Semiconductor Test Systems	2008 2007	$ $	344,214 348,571	$ $	9,016 18,355	$ $	805,458 620,017	$ $	— —	$ $	117,643 193,457	$ $	17,807 —	$ $	15,628 36,591	$ $	1,309,766 1,216,991

Jeffrey R. Hotchkiss	2009		$267,750		$6,302		$216,450		$214,875		$87,750		$52,821		$12,268		$858,216
President, Systems Test Group	2008 2007	$ $	296,250 300,000	$ $	7,760 15,797	$ $	543,066 475,008	$ $	— —	$ $	101,250 166,500	$ $	69,396 1,100	$ $	47,965 52,023	$ $	1,065,687 1,010,428

Charles J. Gray	2009		$176,339		$5,186		$204,425		$217,750		$47,385		$—		$4,098		$655,183
VP, General Counsel & Secretary

(1)	The amounts in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly, and reflect the temporary salary reductions in effect during parts of 2009 and 2008.

(2)	The amounts in the “Bonus” column represent payments made under the Cash Profit Sharing Plan.

(3)	The amounts under the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2008 and 2007, respectively: Mr. Bradley: $1,988,184 and $1,300,002; Mr. Beecher: $734,897 and $490,012; Mr. Jagiela: $734,897 and $454,015; and Mr. Hotchkiss: $468,125 and $332,003. For a discussion of the assumptions underlying this valuation, please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2009.

(4)	The amounts under the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2009.

(5)	The amounts under the “Non-Equity Incentive Plan Compensation” column represent amounts earned as variable cash compensation for services performed.

(6)	The amounts under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued. See also the disclosure below in “Retirement and Post-Termination Tables”. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See “Nonqualified Deferred Compensation Table”.

(7)	The amounts under the “All Other Compensation” column represent the following amounts for 2009 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total – All Other Compensation
Michael A. Bradley	$0	$15,553	$15,553
Gregory R. Beecher	4,900	3,802	8,702
Mark E. Jagiela	4,900	1,564	6,464
Jeffrey R Hotchkiss	5,508	6,760	12,268
Charles J. Gray	3,527	571	4,098

Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2009.

	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Bradley	1/1/2009	(2)	$—	$625,000	$1,250,000	—	—	—	—	—	—	$—
	1/30/2009	(3)	$—	$—	$—	—	—	—	185,000	462,500	$4.81	$1,773,225

Gregory R. Beecher	1/1/2009	(2)	$—	$270,000	$540,000	—	—	—	—	—	—	$—
	1/30/2009	(3)	$—	$—	$—	—	—	—	83,000	207,500	$4.81	$795,555

Mark E. Jagiela	1/1/2009	(2)	$—	$261,429	$522,858	—	—	—	—	—	—	$—
	1/30/2009	(3)	$—	$—	$—	—	—	—	83,000	207,500	$4.81	$795,555

Jeffrey R. Hotchkiss	1/1/2009	(2)	$—	$225,000	$450,000	—	—	—	—	—	—	$—
	1/30/2009	(3)	$—	$—	$—	—	—	—	45,000	112,500	$4.81	$431,325

Charles J. Gray	4/6/2009	(2)(4)	$—	$121,500	$243,000	—	—	—	—	—	—	$—
	5/1/2009	(5)	$—	$—	$—	—	—	—	32,500	81,250	$6.29	$422,175

(1)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column represents the number of time-based RSUs granted to each named executive officer in 2009.
(2)	These grants of variable cash compensation reflect the threshold, target and maximum cash payouts for these awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	In 2009, the named executive officers were granted time-based RSUs and stock options.
(4)	This amount represents estimated pro-rated target and maximum payouts based on executive’s hire date of April 6, 2009.
(5)	This grant represents Mr. Gray’s new hire grant of time-based RSUs and stock options.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards at the fiscal year-end, December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael A. Bradley	115,000	—	$11.6600	04/28/10
	150,000	—	$27.0600	01/28/11
	150,000	—	$21.9100	05/27/11
	150,000	—	$21.9100	05/27/11
	—	462,500	$4.8100	01/30/16
					45,030	$483,172	(1)
					81,864	$878,401	(2)
					185,000	$1,985,050	(3)
Gregory R. Beecher	100,000	—	$11.6600	04/28/10
	95,000	—	$27.0600	01/28/11
	—	207,500	$4.8100	01/30/16
					16,758	$179,813	(1)
					31,317	$336,031	(2)
					83,000	$890,590	(3)
Mark E. Jagiela	32,000	—	$11.6600	04/28/10
	30,000	—	$16.4000	08/01/10
	80,000	—	$27.0600	01/28/11
	—	207,500	$4.8100	01/30/16
					15,500	$166,315	(1)
					31.317	$336,031	(2)
					83,000	$890,590	(3)
Jeffrey R. Hotchkiss	90,000	—	$26.6600	02/02/11
	—	112,500	$4.8100	01/30/16
					12,044	$129,232	(1)
					22,093	$237,058	(2)
					45,000	$482,850	(3)
Charles J. Gray	—	81,250	$6.2900	05/01/16
					32,500	$348,725	(4)

(1)	For each named executive officer, the vesting dates for RSUs granted on January 26, 2007 are twenty-five percent (25%) of the RSUs vested on each of January 26, 2008, January 26, 2009, and January 26, 2010 and twenty-five percent (25%) will vest on January 26, 2011.
(2)	For each named executive officer, the vesting dates for RSUs granted on January 25, 2008 are twenty-five percent (25%) of the RSUs vested on each of January 25, 2009 and January 25, 2010 and twenty-five percent (25%) will vest on each of January 25, 2011 and January 25, 2012.
(3)	For each named executive officer, the vesting dates for RSUs granted on January 30, 2009 are twenty-five percent (25%) of the RSUs vested on January 30, 2010 and twenty-five percent (25%) will vest on each of January 30, 2011, January 25, 2012, and January 25, 2013.
(4)	For Mr. Gray, the vesting dates for the new hire RSUs granted on May 1, 2009 are twenty-five percent (25%) will vest on each of May 1, 2010, May 1, 2011, May 1, 2012 and May 1, 2013.

Options Exercises and Stock Vested Table

None of the named executive officers exercised stock options during 2009. The following table shows the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Bradley	—	—	49,803	$249,015
Gregory R. Beecher	—	—	18,817	$94,085
Mark E. Jagiela	—	—	18,189	$90,945
Jeffrey R. Hotchkiss	—	—	13,386	$66,930
Charles J. Gray	—	—	—	$—

Retirement and Post-Employment Tables

Pension Benefits Table

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Fifty percent (50%) of the employees elected to remain in the Retirement Plan. Two-hundred and one current employees continue to accrue benefits in the Retirement Plan and only eleven in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for these eleven employees, including Mr. Bradley, who also participate in the SERP. These employees will continue to receive the same retirement benefits, but through the SERP rather than through continued accruals in the Retirement Plan. Mr. Bradley, Mr. Jagiela and Mr. Hotchkiss are entitled to benefits under the Retirement Plan but are no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan. Mr. Bradley may collect an actuarially reduced benefit prior to age 66 under the terms of the SERP, limited by provisions compliant with Section 409A of the Code. These limitations prevent Mr. Bradley from collecting benefits prior to age 66 that were earned after December 31, 2004.

There is no provision in the SERP to grant extra years of credited service. In order to calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in its financial statements for fiscal year ended December 31, 2009, a discount rate of 5.85% for the Retirement Plan and 5.70% for the SERP.

Similar to most pension plans, Teradyne’s pension plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors which can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes. In 2009, there was a large downward move in the discount rate, resulting in an increased net present value of the pension benefit for the year. The present value of Mr. Bradley’s accumulated pension benefit increased in 2009 principally due to a change in the applicable discount rate.

The table below shows the present value, as of December 31, 2009, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Bradley (after December 31, 2009), Jagiela and Hotchkiss are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, Messrs. Jagiela and Hotchkiss show a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Michael A. Bradley	Retirement Plan	31.00	$500,474
	SERP	31.00	$3,762,384
Gregory R. Beecher	Retirement Plan	0	$0
	SERP	0	$0
Mark E. Jagiela(1)	Retirement Plan	17.61	$110,338
	SERP	0	$0
Jeffrey R. Hotchkiss(2)	Retirement Plan	26.45	$531,137
	SERP	0	$0
Charles J. Gray	Retirement Plan	0	$0
	SERP	0	$0

(1)	The years of creditable service for Mr. Jagiela were capped in 1999.
(2)	The years of creditable service for Mr. Hotchkiss were capped in 2000.

In November 2009, the Board voted to freeze the benefits under the Retirement Plan for the eleven employees, including Mr. Bradley, who also participate in the SERP. These employees will continue to receive the same retirement benefits but through the SERP rather than through continued accruals in the Retirement Plan.

Nonqualified Deferred Compensation Table

The Company maintains the Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2009.

Name	Executive Contributions in Last FY (1)	Employer Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Michael A. Bradley	$77,875	$0	$358,058	$207,207	$1,823,965
Gregory R. Beecher	0	0	172,169	0	738,588
Mark E. Jagiela	0	0	48,374	0	246,729
Jeffrey R. Hotchkiss	30,375	608	62,791	111,059	211,051
Charles J. Gray	0	0	0	0	0

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

Amounts Contributed by Executive, 2009, 2008 & 2007 Included in Summary Compensation Table

	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Jeffrey R. Hotchkiss	Charles J. Gray
2009	$77,875	$0	$0	$30,375	$0
2008	33,438	72,510	0	101,355	0
2007	227,789	200,472	57,116	56,832	0
Prior to 2007	1,169,401	301,887	139,576	63,676	0

Total Employee Contributions	$1,508,503	$574,869	$196,692	$252,238	$0

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of its named executive officers (the “Change in Control Agreements”) which, other than for Mr. Gray who started at the Company in April 2009, were entered into in 2007 replacing previous agreements. Under the Change in Control Agreements, in the event any of the named executive officers is terminated without “Cause” or the named executive officer terminates his employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control, the officer will receive certain payments and/or benefits including the following:

•	Immediate vesting of all equity awards (for performance-based awards the vesting would be calculated at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination;

•	Health, dental and vision plan insurance coverage for two years; and

•

Tax gross-up payments in the amount necessary, so that the net amount retained by the named executive officer (after reduction for (i) any excise tax and (ii) any federal, state, or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment. The Compensation Committee has eliminated this provision from any future Change in Control Agreements. The Change in Control Agreement for Mr. Gray, who started at the Company in April 2009, does not include this tax gross-up payment.

In December 2008, all Change in Control Agreements were amended to add language required for compliance with Section 409A of the Code and to add a two-year, post-employment non-competition provision and a two-year, post-employment customer and employee non-solicitation provision. While not increasing the change in control benefits available to Mr. Bradley, the December 2008 amendment to Mr. Bradley’s Change in Control Agreement also added change in control provisions previously contained in Mr. Bradley’s Separation Agreement, discussed below. Previously, Mr. Bradley’s Change in Control Agreement did not contain provisions for salary and health, dental and vision plan insurance continuation because such payments and benefits were already provided for in his existing Separation Agreement.

Chief Executive Officer Separation Agreement

Upon his election as Chief Executive Officer, Mr. Bradley entered into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on September 3, 2004, is three years, and automatically extends for additional one-year periods unless Teradyne gives notice to Mr. Bradley. The current one-year renewable term of the Separation Agreement extends to September 3, 2010. The Separation Agreement contains a two-year, post-employment customer and employee non-hire and non-solicitation restriction and a two-year, post-employment non-competition restriction. In consideration of these restrictions, Mr. Bradley is entitled to receive severance payments at his annual target compensation rate for two years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the agreement. During this period, Mr. Bradley is also entitled to ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Bradley’s employment due to his disability, Mr. Bradley is entitled to a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Bradley receives from other employment.

On December 30, 2008, Mr. Bradley’s Separation Agreement was amended to move all existing provisions relating to a termination in connection with a change in control to Mr. Bradley’s Change In Control Agreement, and was also amended to provide Mr. Bradley with continued vesting of equity awards for the two-year severance period following his termination by the Company for any reason other than death, disability or cause, subject to Mr. Bradley’s continued compliance with his two-year, post-employment customer and employee non-hire and non-solicitation restrictions and his two-year, post-employment non-competition restriction. These changes to Mr. Bradley’s Separation Agreement were made in furtherance of Teradyne’s objective to have all change in control provisions in one agreement, to ensure consistency among all named executive officers in the event of a change in control, to enhance the enforceability of the existing non-hire, non-solicitation and non-competition restrictions in the Separation Agreement and to provide separation terms consistent with peer companies and competitors.

Other Arrangements

None of the named executive officers has a severance agreement, other than the Chief Executive Officer. Teradyne has a standard severance policy under which, the Company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The Company provides certain benefits to its retirees. Based on age and service, Messrs. Bradley and Hotchkiss qualify for these broad-based employee benefits. At retirement, their vested stock options granted prior to 2006 continue to be available for exercise until expiration. They will also be entitled to receive a pro-rated amount of variable cash compensation through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Messrs. Bradley and Hotchkiss.

Potential Payments Upon Termination or Termination Following a Change in Control

The following provides the details of potential payments made to the named executive officers in the event of a termination, had the termination occurred on December 31, 2009. The following table does not reflect benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability and life insurance.

	Reason for Termination(1)	Salary Continuation	Prorated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Excise Tax/ Gross Up	Total
Michael A. Bradley	Not for Cause	$2,500,000	$243,750	$26,380	$3,430,297	$0	$6,200,427
	Change in Control	$2,500,000	$625,000	$26,380	$6,084,623	$1,410,002	$10,646,005

Gregory R. Beecher	Change in Control	$1,260,000	$270,000	$26,015	$2,634,824	$705,017	$4,895,856

Mark E. Jagiela	Change in Control	$1,220,000	$261,429	$24,503	$2,621,336	$680,291	$4,807,559

Jeffrey R. Hotchkiss	Change in Control	$1,050,000	$225,000	$26,380	$1,515,140	$0	$2,816,520

Charles J. Gray	Change in Control	$864,000	$121,500	$0	$709,475	$0	$1,694,975

(1)	None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer voluntarily terminates his or her employment with Teradyne or if that named executive officer is terminated by Teradyne for cause.
(2)	The amounts in this column for Change in Control represent prorated variable cash compensation at target for each of the named executive officers. The amount in this column for Mr. Bradley’s termination by the Company Not for Cause represents prorated actual variable cash compensation. Following termination, Messrs. Bradley and Hotchkiss would receive a pro-rated variable cash compensation payment based on actual variable compensation performance given their age and service pursuant to broad-based retirement benefits available to all employees. However, for termination following a Change in Control, Messrs. Bradley and Hotchkiss would be entitled to receive a pro-rated variable cash compensation payment at target pursuant to their Change in Control Agreements.
(3)	The Change in Control amounts represent the value of the restricted stock and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive for good reason following a change in control. Mr. Bradley’s amount upon termination of employment by the Company Not for Cause represents the value of the restricted stock and the in-the-money value of stock options that would continue to vest for 24 months.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE

Roy A. Vallee (Chair)

Albert Carnesale

Patricia S. Wolpert

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

OTHER MATTERS

Shareholder Proposals for 2011 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2011 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2011 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2011 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2011 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 17, 2010.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Teradyne, Inc. C/O Computershare Trust Company P.O Box 43078 Providence, RI 02940-3078

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):
1.	Election of Directors		For	Against	Abstain
1	James W. Bagley		☐	☐	☐
2	Michael A. Bradley		☐	☐	☐
3	Albert Carnesale		☐	☐	☐
4	Edwin J. Gillis		☐	☐	☐
5	Paul J. Tufano		☐	☐	☐
6	Roy A. Vallee		☐	☐	☐
7	Patricia S. Wolpert		☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal(s):			For	Against	Abstain
2	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

TERADYNE, INC.

Annual Meeting of Shareholders

May 28, 2010 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) MICHAEL A. BRADLEY and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on 5/28/2010, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side